Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RREEF Property Trust, Inc.:

We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to this Registration Statement on Form S-11 (Commission File No. 333-208751) of the following reports, and to the references to our firm under the heading “Experts” included herein:

•	Our report dated August 16, 2013 related to the historical summary of gross income and direct operating expense of the 9022 Heritage Parkway Property for the year ended December 31, 2012 included in the Current Report on Form 8-K/A filed with the SEC on August 16, 2013.

•	Our report dated March 4, 2014 related to the historical summary of gross income and direct operating expenses of Wallingford Plaza for the year ended December 31, 2012 included in the Current Report on Form 8-K/A filed with the SEC on March 4, 2014.

•	Our report dated June 11, 2014 related to the historical summary of gross income and direct operating expenses of Commerce Corner for the year ended December 31, 2013 included in the Current Report on Form 8-K/A filed with the SEC on June 11, 2014.

•	Our report dated August 29, 2014 related to the historical summary of gross income and direct operating expenses of Anaheim Hills Office Plaza for the year ended December 31, 2013 included in the Current Report on Form 8-K/A filed with the SEC on August 29, 2014.

•	Our report dated December 5, 2014 related to the historical summary of gross income and direct operating expenses of the Shops at Terra Nova Plaza for the year ended December 31, 2013 included in the Current Report on Form 8-K/A file with the SEC on December 5, 2014.

•	Our report dated November 6, 2015 related to the historical summary of gross income and direct operating expenses of The Flats at Carrs Hill for the year ended December 31, 2014 included in the Current Report on Form 8-K/A file with the SEC on November 6, 2015.

•	Our report dated January 22, 2016 related to the historical summary of gross income and direct operating expenses of Loudoun Gateway I for the year ended December 31, 2014 included in the Current Report on Form 8-K/A filed with the SEC on January 22, 2016.

•	Our report dated March 23, 2016, with respect to the consolidated balance sheets of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule III, real estate and accumulated depreciation, appearing in RREEF Property Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

Our reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

KPMG LLP

San Francisco, California

June 3, 2016